Exhibit 99.4

CONSENT OF MOELIS & COMPANY LLC

October 5, 2018

Board of Directors
ANR, Inc.
636 Shelby Street, 3rd Floor
Bristol, TN 37620

Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated September 26, 2018, to the Board of Directors of ANR, Inc. (“ANR”) as Annex C to, and to the references thereto under the headings “Summary—Opinions of Alpha’s Financial Advisors—Moelis”, “The Mergers—Background of the Mergers”, “The Mergers—Alpha’s Reasons for the Mergers; Recommendation of the Alpha Board of Directors”, “The Mergers—Opinion of ANR’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed mergers involving ANR, Alpha Natural Resources Holdings, Inc. and subsidiaries of Contura Energy, Inc. (“Contura”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Contura (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC